Exhibit N

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated January 23, 2008, relating to the financial statements and financial highlights which appear in the November 30, 2007 Annual Report to Shareholders of Allianz RCM Global EcoTrendsSM Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

March 28, 2008